Exhibit 23.3

Consent of Independent Auditors

The Management Committee
Tapestry Wind, LLC:

We consent to the incorporation by reference in the registration statement (No. 333-190071) on Form S-8 of NRG Yield, Inc. of our report dated April 23, 2014, with respect to the consolidated balance sheets of Tapestry Wind, LLC as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), member’s equity and cash flows for the years ended December 31, 2013 and 2012, which report appears in the Form 8-K/A of NRG Yield, Inc. dated January 16, 2015.

(signed) KPMG LLP

Los Angeles, California
January 16, 2015